Exhibit 99.1

FOR IMMEDIATE RELEASE
(Unaudited. All amounts in Canadian dollars and presented in accordance with U.S. GAAP.)

Tim Hortons Inc. announces 2014 first quarter results:

Earnings per share growth driven by solid operating performance and accelerated share repurchases

Financial & Sales Highlights

Performance	Q1 2014	Q1 2013	% Change
Total revenues	$766.4	$731.5	4.8%
Operating income	$145.3	$127.9	13.6%
Adjusted operating income(1)	$145.3	$137.4	5.7%
Effective tax rate	28.7%	27.7%
Net income attributable to THI	$90.9	$86.2	5.5%
Diluted earnings per share attributable to THI (“EPS”)	$0.66	$0.56	16.9%
Fully diluted shares (weighted average)	138.6	153.5	(9.8)%

(All numbers in millions, except EPS and effective tax rate. All numbers rounded.)

(1)
Adjusted operating income is a non-GAAP measure, and excludes corporate reorganization expenses of $9.5 million in Q1 2013 (nil in Q1 2014). Please refer to “Information on non-GAAP Measure” and the reconciliation information in footnote (3) of this release for details of reconciling items.

Same-Store Sales(2)	Q1 2014	Q1 2013
Canada	1.6%	(0.3)%
U.S.	1.9%	(0.5)%

(2)	Includes average same-store sales at franchised and Company-operated locations open for 13 months or more. Substantially all of our restaurants are franchised.

Highlights

•	Significantly improved same-store sales growth in both segments compared to Q1 2013

•	EPS growth benefited from increased operating income and the positive impact of our share repurchase program; Q1 2013 EPS was negatively impacted by a corporate reorganization charge of $0.05.

•	Completed $450 million private offering of senior unsecured notes

•	Completed targeted $1 billion of share repurchases between August 2013 and April 2014

OAKVILLE, ONTARIO, (May 7, 2014): Tim Hortons Inc. (TSX: THI, NYSE: THI) today announced results for the first quarter ended March 30, 2014.

"We made continued progress in the first quarter as we focused on aspects of our business where we could make an immediate impact, including simplifying our operations, enhancing our restaurants and introducing menu innovations," said Marc Caira, president and CEO. "Our organization has mobilized quickly to begin executing on the strategic plan we announced in February. We will see further progress this year in key areas of our strategic roadmap as we seek to drive sustainable long-term growth."

Consolidated Results

All percentage increases and decreases represent year-over-year changes for the first quarter of 2014 compared to the first quarter of 2013, unless otherwise noted.

Systemwide sales(4) increased 5.1% on a constant currency basis. This growth resulted from new restaurant development in Canada and the U.S., and from same-store sales growth of 1.6% in Canada and 1.9% in the U.S.

Total revenues increased 4.8% to $766.4 million compared to $731.5 million last year. Distribution sales growth of 4.9% was in line with the increase in systemwide sales. Rents and royalties revenue growth of 6.4% was also driven primarily by the increase in systemwide sales. Franchise fee revenue growth of 28.1% resulted from higher levels of standard restaurant openings in the first quarter, which also led to a significant increase in associated franchise fee costs.

Operating expenses increased by 7.3%, due to increased rent and depreciation related to new restaurant openings and increased depreciation related to renovations, partially offset by lower support costs related to property maintenance. G&A expenses were relatively flat, increasing by 1.4% in the quarter. Other expense included $3.1 million of expenses related to the launch of our co-branded credit card (the Double DoubleTM Card), which is expected to be cost-neutral to operating income over fiscal 2014. We recognized $9.5 million of corporate reorganization expenses in the first quarter of 2013, and incurred none this quarter.

Operating income of $145.3 million was up 13.6% from $127.9 million a year earlier. Adjusted operating income(3), which excludes the impact of the 2013 corporate reorganization costs, increased 5.7%. (Please refer to “Information on non-GAAP Measure” below for a reconciliation of adjusted operating income to operating income, the most directly comparable GAAP measure).

Net income attributable to Tim Hortons Inc. increased 5.5% to $90.9 million, as higher operating income was partially offset by increased interest expense and a higher effective tax rate, both of which resulted primarily from our recapitalization.

EPS of $0.66 grew by 16.9% due to the expanded share repurchase program, which led to a decrease of 15.0 million shares outstanding, on average, compared to the first quarter of 2013. Corporate reorganization expenses negatively impacted EPS by $0.05 in Q1 2013.

Segmented Performance Commentary

Same-store sales growth was significantly higher than the first quarter of 2013 in both Canada and the U.S., despite ongoing challenges relating to macro-economic and competitive environments, which have carried over from last year, and unfavourable weather conditions. The timing of statutory holidays compared to last year had a slightly favourable impact on same-store sales results in both markets.

Canada

Canadian same-store sales grew by 1.6% in the quarter due to gains in average cheque, driven by favourable product mix and pricing, partially offset by a decline in same-store transactions. Systemwide transactions grew as a result of new restaurants added to our system.

Operating income in the Canadian segment was $153.5 million, an increase of $7.6 million or 5.2%. Systemwide sales growth of 4.6% led to increased rents and royalties income and a higher allocation of supply chain income, and support costs related to property maintenance were also lower year-over-year. Partially offsetting this growth was the timing of the $3.1 million of expenses related to the launch of the Double Double Card. We opened 23 restaurants in Canada in the first quarter.

United States

Same-store sales in our U.S. segment increased by 1.9% in the quarter, driven by gains in average cheque resulting from favourable product mix and pricing, partially offset by a decline in same-store transactions. Systemwide transactions continued to grow.

The U.S. segment had operating income of $4.4 million, an increase of $3.4 million compared to the first quarter of 2013. Systemwide sales growth of 7.9% led to increased rents and royalties income and a higher allocation of supply chain income. Segment results also benefited from lower relief costs compared to the first quarter of 2013. We opened 11 restaurants in the U.S. during the quarter.

Corporate services

The Corporate services segment had an operating loss of $14.5 million, compared to a loss of $10.7 million in the first quarter of 2013. The increased loss was driven by unfavourable product margins recognized in the first quarter of 2014 compared to favourable product margins recognized a year earlier. Product margin variability is generally expected to reverse within the fiscal year.

Significant Developments & Initiatives

Private offering of $450 million Senior Notes completed

During the first quarter of 2014, we successfully completed a Canadian private placement of $450 million principal amount of senior unsecured 2.85% notes, due April 1, 2019. The debt offering was significantly oversubscribed, demonstrating strong market support for the offering. Net proceeds from the offering were used primarily to repay a bridge credit facility, which was available for general corporate purposes including share repurchases. The debt offering represented the second and final phase of our plan to raise up to $900 million in additional debt, as approved by our Board of Directors in August 2013.

Board declares dividend payment of $0.32 per common share

The Board of Directors has declared a quarterly dividend of $0.32 per common share, payable on June 5, 2014, to shareholders of record as of the close of business on May 22, 2014. Dividends declared will be paid in Canadian dollars to all shareholders with Canadian resident addresses. For U.S. shareholders, dividends paid will be converted to U.S. dollars based on prevailing exchange rates at the time of conversion by Tim Hortons for registered shareholders and by CDS Clearing and Depository Services Inc. for beneficial shareholders.

Tim Hortons conference call today at 2:30 p.m. (EDT) Wednesday, May 7, 2014

Tim Hortons will host a conference call today to discuss first quarter results, scheduled to begin at 2:30 p.m. (EDT). The dial-in number is (416) 915-3239 or (877) 881-1303. No access code is required. A simultaneous web cast of the call, including presentation material, will be available at www.timhortons-invest.com. A replay of the call will be available until May 14, 2014 and can be accessed at (800) 319-6413. The call replay reservation number is 1447#. The call and presentation material will also be archived for one year in the Events and Presentations section of our website.

Annual and Special Meeting of Shareholders

The Tim Hortons Annual and Special Meeting of Shareholders will be held on Thursday, May 8 at 10:30 a.m. (EDT) at the Metro Toronto Convention Centre, 255 Front Street West, in Toronto, Ontario. A live web cast of the meeting, including presentation material, will be available at www.timhortons-invest.com in the Events and Presentations section, where an archive of the web cast and presentation material will also be available for a period of one year.

Safe Harbor Statement

Certain information in this news release, particularly information regarding future performance, finances, and plans, expectations and objectives of management, and other information, constitutes forward-looking information within the meaning of Canadian securities laws and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We refer to all of these as forward-looking statements. Various factors including competition in the quick service segment of the food service industry, general economic conditions and others described as "risk factors" in the Company's 2013 Annual Report on Form 10-K filed on February 25, 2014, and our Quarterly Report on Form 10-Q expected to be filed on May 7, 2014 with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators, could affect the Company's actual results and cause such results to differ materially from those expressed in, or implied by, forward-looking statements. As such, readers are cautioned not to place undue reliance on forward-looking statements contained in this news release, which speak only as to management's expectations as of the date hereof.

Forward-looking statements are based on a number of assumptions which may prove to be incorrect, including, but not limited to, assumptions about: (i) prospects and execution risks concerning our growth strategy; (ii) the absence of an adverse event or condition that damages our strong brand position and reputation; (iii) the absence of a material increase in competition or in volume or type of competitive activity within the quick service restaurant segment of the food service industry; (iv) cost and availability of commodities; (v) the absence of an adverse event or condition that disrupts our distribution operations or impacts our supply chain; (vi) continuing positive working relationships with the majority of the Company’s restaurant owners; (vii) the absence of any material adverse effects arising as a result of litigation; (viii) there being no significant change in the Company’s ability to comply with current or future regulatory requirements; (ix) the ability to retain our senior management team or the inability to attract and retain new qualified personnel; (x) the Company’s ability to maintain investment grade credit ratings; (xi) the Company’s ability to obtain financing on favorable terms; and (xii) general worldwide economic conditions.

We are presenting this information for the purpose of informing you of management's current expectations regarding these matters, and this information may not be appropriate for any other purpose. We assume no obligation to update or alter any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, except as required by applicable law. Please review the Company's Safe Harbor Statement at www.timhortons.com/ca/en/about/safeharbor.html.

(3) Information on non-GAAP Measure
Adjusted operating income is a non-GAAP measure. Management uses adjusted operating income to assist in the evaluation of year-over-year performance and believes that it will be helpful to investors to better evaluate underlying operational growth rates year over year. This non-GAAP measure is not intended to replace the presentation of our financial results in accordance with GAAP. The Company’s use of the term adjusted operating income may differ from similar measures reported by other companies. Adjusted operating income should not be considered a measure of income generated by our business. The reconciliation of operating income, a GAAP measure, to adjusted operating income, a non-GAAP measure, is set forth in the table below:

Reconciliation of Adjusted Operating Income

	First quarter ended
	March 30, 2014	March 31, 2013
	(in millions)
Operating income	$145.3	$127.9
Add: Corporate reorganization expenses	—	9.5
Adjusted operating income	$145.3	$137.4
______________
All numbers rounded

(4) Total systemwide sales growth includes restaurant level sales at both Company-operated and franchised restaurants. Approximately 99.6% of our systemwide restaurants were franchised as at March 30, 2014. Systemwide sales growth is determined using a constant exchange rate where noted, to exclude the effects of foreign currency translation. U.S. dollar sales are converted to Canadian dollar amounts using the average exchange rate of the base year for the period covered. For the first quarter of 2014, systemwide sales on a constant currency basis increased 5.1% compared to the first quarter of 2013. Systemwide sales growth in Canadian dollars, including the effects of foreign currency translation, was 5.9% in the first quarter of 2014. Systemwide sales are important to understanding our business performance as they impact our franchise royalties and rental income, as well as our distribution income. Changes in systemwide sales are driven by changes in average same-store sales and changes in the number of systemwide restaurants, and are ultimately driven by consumer demand.

We believe systemwide sales and same-store sales growth provide meaningful information to investors regarding the size of our system, the overall health and financial performance of the system, and the strength of our brand and restaurant owner base, which ultimately impacts our consolidated and segmented financial performance. Franchised restaurant sales are not generally included in our Condensed Consolidated Financial Statements (except for certain non-owned restaurants consolidated in accordance with applicable accounting rules). The amount of systemwide sales impacts our rental and royalties revenues, as well as distribution revenues.

Tim Hortons Inc. Overview

Tim Hortons is one of the largest publicly-traded restaurant chains in North America based on market capitalization, and the largest in Canada. Operating in the quick service segment of the restaurant industry, Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes premium coffee, hot and cold specialty drinks (including lattes, cappuccinos and espresso shots), specialty teas and fruit smoothies, fresh baked goods, grilled Panini and classic sandwiches, wraps, soups, prepared foods and other food products. As of March 30, 2014, Tim Hortons had 4,524 systemwide restaurants, including 3,610 in Canada, 870 in the United States and 44 in the Gulf Cooperation Council. More information about the Company is available at www.timhortons.com.

For Further information:
Investors: Scott Bonikowsky, (905) 339-6186 or bonikowsky_scott@timhortons.com
Media: Olga Petrycki, (905) 339-5960 or petrycki_olga@timhortons.com

TIM HORTONS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands of Canadian dollars, except share and per share data)
(Unaudited)

	First quarter ended
	March 30, 2014	March 31, 2013	$ Change	% Change
Revenues
Sales	$541,030	$523,887	$17,143	3.3%
Franchise revenues
Rents and royalties	199,509	187,454	12,055	6.4%
Franchise fees	25,863	20,196	5,667	28.1%
	225,372	207,650	17,722	8.5%
Total revenues	766,402	731,537	34,865	4.8%
Costs and expenses
Cost of sales	473,583	461,354	12,229	2.7%
Operating expenses	81,258	75,733	5,525	7.3%
Franchise fee costs	27,683	22,552	5,131	22.8%
General and administrative expenses	39,219	38,668	551	1.4%
Equity (income)	(3,346)	(3,349)	3	(0.1)%
Corporate reorganization expenses	—	9,475	(9,475)	n/m
Other expense (income), net	2,718	(813)	3,531	n/m
Total costs and expenses, net	621,115	603,620	17,495	2.9%
Operating income	145,287	127,917	17,370	13.6%
Interest (expense)	(16,676)	(8,663)	(8,013)	n/m
Interest income	977	928	49	5.3%
Income before income taxes	129,588	120,182	9,406	7.8%
Income taxes	37,233	33,259	3,974	11.9%
Net income	92,355	86,923	5,432	6.2%
Net income attributable to noncontrolling interests	1,446	752	694	n/m
Net income attributable to Tim Hortons Inc.	$90,909	$86,171	$4,738	5.5%
Basic earnings per common share attributable to Tim Hortons Inc.	$0.66	$0.56	0.10	16.9%
Diluted earnings per common share attributable to Tim Hortons Inc.	$0.66	$0.56	0.09	16.9%
Weighted average number of common shares outstanding (in thousands) – Basic	138,115	153,091	(14,976)	(9.8)%
Weighted average number of common shares outstanding (in thousands) – Diluted	138,551	153,548	(14,996)	(9.8)%
Dividends per common share	$0.32	$0.26	0.06

TIM HORTONS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands of Canadian dollars, except share and per share data)
(Unaudited)

	As at
	March 30, 2014	December 29, 2013
Assets
Current assets
Cash and cash equivalents	$178,942	$50,414
Restricted cash and cash equivalents	85,509	155,006
Accounts receivable, net	210,532	210,664
Notes receivable, net	8,317	4,631
Deferred income taxes	8,767	10,165
Inventories and other, net	109,899	104,326
Advertising fund restricted assets	40,262	39,783
Total current assets	642,228	574,989
Property and equipment, net	1,688,604	1,685,043
Notes receivable, net	662	4,483
Deferred income taxes	12,255	11,018
Equity investments	40,262	40,738
Other assets	118,401	117,552
Total assets	$2,502,412	$2,433,823
Liabilities and equity
Current liabilities
Accounts payable	$156,308	$204,514
Tim Card obligation	129,826	184,443
Accrued liabilities	69,137	89,565
Deferred income taxes	450	—
Advertising fund liabilities	39,759	59,912
Short-term borrowings	35,000	30,000
Current portion of long-term obligations	17,774	17,782
Total current liabilities	448,254	586,216
Long-term obligations
Long-term debt	1,292,565	843,020
Capital leases	122,989	121,049
Deferred income taxes	9,044	9,929
Other long-term liabilities	111,529	112,090
Total long-term obligations	1,536,127	1,086,088
Commitments and contingencies
Equity
Equity of Tim Hortons Inc.
Common shares ($2.84 stated value per share), Authorized: unlimited shares. Issued: 136,273,708 and 141,329,010 shares, respectively	386,381	400,738
Common shares held in Trust, at cost: 291,180 and 293,816 shares, respectively	(12,808)	(12,924)
Contributed surplus	11,726	11,033
Retained earnings	232,017	474,409
Accumulated other comprehensive loss	(101,097)	(112,102)
Total equity of Tim Hortons Inc.	516,219	761,154
Noncontrolling interests	1,812	365
Total equity	518,031	761,519
Total liabilities and equity	$2,502,412	$2,433,823

TIM HORTONS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands of Canadian dollars)
(Unaudited)

	First quarter ended
	March 30, 2014	March 31, 2013
Cash flows provided from (used in) operating activities
Net income	$92,355	$86,923
Adjustments to reconcile net income to net cash provided from operating activities
Depreciation and amortization	39,629	35,638
Stock-based compensation expense	(246)	7,387
Deferred income taxes	(110)	(1,113)
Changes in operating assets and liabilities
Restricted cash and cash equivalents	69,998	46,766
Accounts receivable	508	(37,849)
Inventories and other	(4,710)	(5,331)
Accounts payable and accrued liabilities	(84,264)	(87,073)
Taxes	(11,401)	6,597
Settlement of interest rate forwards	(4,851)	—
Deposit with tax authorities	(1,741)	—
Other	(14,750)	(3,741)
Net cash provided from operating activities	80,417	48,204
Cash flows (used in) provided from investing activities
Capital expenditures	(56,732)	(47,479)
Capital expenditures – Advertising fund	(3,316)	(2,761)
Other investing activities	2,658	1,601
Net cash (used in) investing activities	(57,390)	(48,639)
Cash flows provided from (used in) financing activities
Repurchase of common shares	(303,350)	—
Dividend payments to common shareholders	(44,117)	(39,885)
Net proceeds from issue of debt	448,299	—
Short-term borrowings	5,000	—
Principal payments on long-term debt obligations	(3,930)	(4,488)
Other financing activities	2,362	(1,414)
Net cash provided from (used in) financing activities	104,264	(45,787)
Effect of exchange rate changes on cash	1,237	724
Increase (Decrease) in cash and cash equivalents	128,528	(45,498)
Cash and cash equivalents at beginning of period	50,414	120,139
Cash and cash equivalents at end of period	$178,942	$74,641
Supplemental disclosures of cash flow information:
Interest paid	$7,864	$5,297
Income taxes paid	$61,133	$35,178
Non-cash investing and financing activities:
Capital lease obligations incurred	$5,808	$6,241

TIM HORTONS INC. AND SUBSIDIARIES
SEGMENT REPORTING
(in thousands of Canadian dollars)
(Unaudited)

	First quarter ended
	March 30, 2014	March 31, 2013
Revenues(1)
Canada	$623,185	$593,673
U.S.	51,175	44,448
Corporate services	5,669	4,125
Total reportable segments	680,029	642,246
VIEs(2)	86,373	89,291
Total	$766,402	$731,537
Operating Income (Loss)
Canada	$153,466	$145,821
U.S.	4,357	910
Corporate services	(14,534)	(10,665)
Total reportable segments	143,289	136,066
VIEs(2)	1,998	1,326
Corporate reorganization expenses	—	(9,475)
Consolidated Operating Income	145,287	127,917
Interest, net	(15,699)	(7,735)
Income before income taxes	$129,588	$120,182
________________

(1)	There are no inter-segment revenues included in the above table.

(2)	Variable interest entities.
Consolidated Sales comprise the following:

	First quarter ended
	March 30, 2014	March 31, 2013
Sales
Distribution sales	$452,353	$431,151
Company-operated restaurant sales	5,296	5,976
Sales from VIEs	83,381	86,760
Total Sales	$541,030	$523,887